JOHN HANCOCK INVESTMENT TRUST
601 Congress Street
Boston, MA 02210

John Hancock Funds, LLC
601 Congress Street
Boston, MA 02199

Ladies and Gentlemen:

Pursuant to Section 14 of the Distribution Agreement dated as of December 22, 1994, as amended (the “Distribution Agreement”), between John Hancock Investment Trust (the “Trust”) and John Hancock Broker Distribution Services, Inc. (now known as John Hancock Funds, LLC), please be advised that the Trust has established a new series of its shares, namely, John Hancock Emerging Markets Equity Fund (the “Fund”), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

JOHN HANCOCK FUNDS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer
JOHN HANCOCK INVESTMENT TRUST

/s/ Andrew G. Arnott
Andrew G. Arnott
President

Dated: as of March 12, 2015